UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

KENNETH ALONZO SAUNDERS III

(Exact name of registrant as specified in its charter)

SACRAMENTO, CALIFORNIA                          B63382515/0063382515   :     (

State or other jurisdiction of incorporation or organization)(I.R.S Employer Identification No.)

17260 GADWALL DRIVE, OREGON                            97707        :

(Address of principal executive offices)                                   (Zip Code)

Registrant’s telephone number including area code +1 509-405-6080

Securities to be registered pursuant to section 12(b) of the Act:

Title of each class                              Name of each exchange on which

to be so registered                               each class is to be registered

NONE                                               NONE

Securities to be registered pursuant to section 12(g) of the Act:

Certificate of live Birth 104-81-342084/1981012676, Social Security Bond B63382515/0063382515

(Title of class)

International bills of exchange, TREASURY BONDS, ADR’S/ADS’S, FRN’S, INTERNATIONAL PROMISSORY NOTES

(Title of each Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “Large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company,” in Rule 12b-2 of the exchange Act.

Large accelerated filer x

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

SEC 1396 (11-18)

EXPLANITORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our Individual Surety Bonds, International Promissory Notes, Treasury Bonds, ADR'S/ADS'S, FRN's and Bills of Exchange pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act). Once registration statement is deemed effective, we may be subject to the requirements of Regulation 13A under the Exchange Act, which may require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we may be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Unless otherwise noted, references in this registration statement to the Registrant, the Company, we, our or us means KENNETH ALONZO SAUNDERS III. Our principal place of business is located at 17260 GADWALL DRIVE OREGON 97707. Our telephone number is 509-405-6080.

TABLE OF CONTENTS

ITEM 1. BUSINESS

ITEM 1A. RISK FACTORS

ITEM 2. FINANCIAL INFORMATION

ITEM 3. PROPERTIES

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

ITEM 6. EXECUTIVE COMPENSATION

ITEM 7. CERTAIN RELATIONSHPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDANCE

ITEM 8. LEGAL PROCEEDINGS

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

ITEM 11. DESCRIPTION OF REGISTRANTS SECURITIES TO BE REGISTERED

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

SIGNATURES

INFORMATION REQUIRED IN REGISTRATION STATEMENT

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These forward-looking statements can be identified by use of terminology such as believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, project, positioned, strategy and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully; especially the risks discussed under the section entitled Risk Factors. Although management believes that the assumptions underlying the forward-looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

ITEM 1.  BUSINESS.

Furnish the information required by Item 101 of Regulation S-K (§229.101 of this chapter).

KENNETH ALONZO SAUNDERS III (the Corporation) was created in The State of California on November 4, 1981, for the purpose of being California State Citizen that Issued a Sub Corporation With the Same name (listed above) that is a United States Citizen for the benefit of the United States of America. The Company will engage in business commerce as the Principal and Surety for all governmental and non-governmental obligations including all registered corporations on the federal and state level for the benefit of the United States of America. To accomplish this the Company Individual Surety and Authorized Signatory will execute the necessary instruments including but not limited to surety bonds, bonds, treasury notes, ADR's/ ADS's, FRN's, international promissory notes, international bills of exchange, corporate bonds and supporting documents evidencing the obligation after acceptance, then register the instruments with the Securities and Exchange Commission. The Company's purpose is to exchange the surety bonds, international promissory notes, bills of exchange, corporate bonds, treasury notes, ADR's/ ADS's, FRN's for the obligation and in return have the other party making the claim perform according to the surety bonds instructions creating a quid pro quo exchange for settlement and closure. The individual surety will always have a priority security interest above all claims to ensure performance is rendered properly. The Company bonds act in the capacity of a trust in the sense that the individual surety executes the bonds after acceptance of any claim for the benefit of the company leaving the party making the claim under the contract in a fiduciary capacity to release all claims and any funds from the escrow account in their custody listed on the surety bonds to the principal to complete the quid pro quo exchange. The claimant who now is in a fiduciary (trustee) capacity will be subjected to all liability and payment if he dishonors his fiduciary duty to settle the exchange and further it will indemnify the original surety and principle from any further obligation on the surety bonds, international promissory notes, bills of exchange.

As a result of HJR 192, and from that day forward (June 5, 1933), no one has been able to lawfully pay a debt or lawfully own anything. The only thing one can do is issue CREDIT in exchange of debts, with the debt being perpetual. The suspension of the gold standard, and prohibition against paying debts, removed the substance for our common law to operate on, and created a void as far as the law is concerned. This substance was replaced with a PUBLIC NATIONAL CREDIT SYSTEM where debt is LEGAL TENDER money. HJR 192 was implemented immediately. The day after President Roosevelt signed the resolution, the treasury offered the public new government securities, minus the traditional payable in gold clause. 192 states that one cannot demand a certain form of currency that they want to receive if it is dollar for dollar.

In consideration that only Fiat Money exists in circulation with which to discharge debt; and in order to facilitate lawful commercial transactions. and in order to lawfully engage in commerce the KENNETH ALONZO SAUNDERS III shall issue negotiable instruments in adherence to public policy, UNCITRAL, FASB, and the accounting principles under GAAP. All commercial processes shall be truthful, open, and above board (full disclosure). The Company intends to apply the net proceeds from the sale of the four Secured Debt Obligations for the research, development, and applications of knowledge and substance in the fields of science, medicine for the general health, and justice.

- Regulations

United Nations Commission on International Trade Law (UNCITRAL Convention)

Article 8 Uniform Commercial Code

Securities and Exchange Commission

Federal Trade Commission

The Office of the Comptroller of the Currency

- Competition

Not Applicable

- Marketing

Not Applicable

- Properties

Not Applicable

- Employees

No Employees

ITEM 1A. RISK FACTORS.

Set forth, under the caption "Risk Factors," where appropriate, the risk factors described in Item 503(c) of Regulation S-K (229.503(c) of this chapter) applicable to the registrant. Provide any discussion of risk factors in plain English in accordance with Rule 421(d) of the Securities Act of 1933 (230.421(d) of this chapter). Smaller reporting companies are not required to provide the information required by this item.

The surety bonds, international promissory notes, International bills of exchange, ADR"S/ ADS's, Treasury notes, FRN's contain certain elements that require all parties to perform according to the instructions stated in the bonds. This element is required to complete the private exchange (quid pro quo) between the principal and the party listed to release any property or funds from escrow to the principal in accordance with the private exchange for the benefit of the United States of America Government. The non-compliant party in their fiduciary capacity becomes the liable party on the bonds, international promissory notes, bills of exchange. The holder of the bonds, international promissory notes, bills of exchange now have the responsibility to collect on the dishonor and must hold KENNETH ALONZO SAUNDERS III and Kenneth Alonzo Saunders III harmless. The marketable securities are owned by KENNETH ALONZO SAUNDERS III and are listed as short-term assets on the Company balance sheet.

1. Limited history of Operations

Since the KENNETH ALONZO SAUNDERS III was organized on November 4, 1981, it has had limited operations to date, and its proposed operations are subject to all of the risks inherent in new business enterprises. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the startup of new businesses and the competitive environment in which the Company will operate. The statements set forth in the memorandum are based on significant assumptions about circumstances and events which have not yet taken place. Accordingly, they are subject to variations (which could be substantial) that may arise as future operations actually occur.

2. Time Lapse from Start-up to Operational Stage of the Company

Management of the Company does not anticipate any public proceeds to be derived from this private offering, only value for value on the private exchange only. There is no assurance that these objectives will be achieved. Operations thereafter will depend upon the continued availability of obligations (public debt). If private exchange offerings are insufficient to continue the Company's operations, additional private exchanges (quid pro quo) would have to be raised through private equity or debt financing. The Company has no commitments for any private debt or equity financing and there can be no assurance that any such commitments will be obtained on favorable terms, if at all. Furthermore, the foregoing estimates are dependent upon operating projections set forth herein which are subject to substantial variation. Although the Company believes there is a reasonable basis for the assumptions upon which the projections are based, there can be no assurance that these assumptions can or will be met.

3. Competition

None

4. Dependence on Management

Because the Company has no operating history, it will be heavily dependent upon the services and experiences of its individual surety. The loss of the service of any individual surety could adversely affect the conduct of the company’s business (see Management ).

5. KENNETH ALONZO SAUNDERS III

The industry in which the Company expects to operate is private and public.

6. Government Regulation

Under Treaty: United Nations Commission on International Trade Law (UNCITRAL Convention)

7. Control of the Company

Kenneth Alonzo Saunders III will have 100% underwriting rights and control over the Company and it bond, international promissory notes, bills of exchange issues.

8. No Dividends

No Dividends

9. Arbitrary Offering Price

The price at which the private securities are being offered have been arbitrarily determined and bears no relationship to the Company's assets, earnings, book value, net tangible value or other generally accepted criteria of value for private exchange. The price at which the Secured Debt Obligations are being offered have been appraised, derived and valued at a fixed, fair market value based on legislative assessment. Also known as Liquidated Sum Certain - A debt is liquidated when it is certain what is due, and how much is due, cum certum est an et quantum debeatur.

10. Restrictions on Transferability of Surety Bonds

Accredited Investors and or Qualified Institutional Buyers should be fully aware of the long-term nature of their private exchange in KENNETH ALONZO SAUNDERS III. The private exchange of the Surety bonds and the Components thereof, may or may not be registered under the Act and there will be insufficient information made public to permit resale of the Surety bonds, or any component thereof, pursuant to Rule 144 of the Act. The transfer of the surety bonds, or any component thereof, may also be restricted by various state securities laws. There is not currently nor is there any assurance that there will be any market for the resale of Surety Bonds. In view of the foregoing, each Accredited Investors and or Qualified Institutional Buyers should be satisfied that he has adequate means of providing for his or her current needs and possible future contingencies, and that he has no need for liquidity in his investment.

11. Dilution

Not Applicable

12. Risk of No Closing

Not Applicable

13. Officers Salary

Not Applicable

14. Use of Proceeds to repay Loans Due to Officer and Director

Not Applicable

15. Value of the Private Exchange of Surety Bonds

Accredited Investors and or Qualified Institutional Buyers must rely on the surety bond being exchanged and underwritten by the company’s individual surety for that will serve as the financials of the private exchange.

16. No Market for Shares

At the present time there is no established market for the surety bonds of the Company and there is no assurance that a regular market for such bonds will develop upon completion of this offering or that the bonds may be resold at their original offering price or at any other price.

Item 2.  FINANCIAL INFORMATION.

Furnish the information required by Items 301, 303, and 305 of Regulation S-K (§§229.301, 229.303, and 229.305 of this chapter).

No financial data is available at this time.

ITEM 3.  PROPERTIES.

Furnish the information required by Item 102 of Regulation S-K (§229.102 of this chapter).

Our company headquarters are located at 17260 GADWALL DRIVE OREGON 97707. We believe our current office space is adequate for the immediate needs.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGMENT.

Furnish the information required by Item 403 of Regulation S-K (§229.403 of this chapter).

Kenneth Alonzo Saunders III is the Surety, Beneficial Owner and Authorized Signatory to The Company KENNETH ALONZO SAUNDERS III State of California Corp. and It's Issue KENNETH ALONZO SAUNDERS III Social Security Corporation and is thereby has a priority Security and Entitlement interest there to and is indemnified from liability. Therefore, Kenneth Alonzo Saunders III is the Company's Individual Surety and lends his real signature to execute and guarantee the company's securities. KENNETH ALONZO SAUNDERS III is the priority secured party and has first lien position over all the company's assets including all bonds and securities issued.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

Furnish the information required by Item 401 of Regulation S-K (§229.401 of this chapter).

Kenneth Alonzo Saunders III is 42 years old and is the sole officer in this company who acts in several different capacities for the benefit of the company and not limited to individual surety, authorized Signature, beneficial Owner, secured party and creditor.

ITEM 6.  EXECUTIVE COMPENSATION.

Furnish the information required by Item 402 of Regulation S-K (§229.402 of this chapter) and paragraph (e)(4) of Item 407 of Regulation S-K (§229.407 of this chapter).

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDANCE.

Furnish the information required by Item 404 of Regulation S-K (§229.404 of this chapter) and Item 407(a) of Regulation S-K (§229.407(a) of this chapter).

There have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

ITEM 8.  LEGAL PROCEEDINGS.

Furnish the information required by Item 103 of Regulation S-K (§229.103 of this chapter).

There are no legal actions pending or threatened against the Company or to which it or any of its property are subject, nor to its knowledge are any such proceedings contemplated.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Furnish the information required by Item 201 of Regulation S-K (§229.201 of this chapter).

There is no public market for the company's securities and all common equity and lawful title will remain with KENNETH ALONZO SAUNDERS III and Kenneth Alonzo Saunders III, the individual surety and all legal title will remain with the beneficiary of the surety bond being registered. No common stock is available for the public for 100% is owned and controlled by the company's individual surety Kenneth Alonzo Saunders III as compensation for the underwriting of surety bonds.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

Furnish the information required by item 701 of Regulation S-K (§229.701 of this chapter).

Company is unaware of any unregistered securities being sold in its name. Company is not stating that there have not been recent sales because any sales would have been without consent, permission and authorization of the company and individual surety. The company has a certain structure of its securities as witnessed in this registration and any other structure will constitute authorized use and illegal trading of this company's securities.

ITEM 11. DESCRIPTION OF REGISTRANTS SECURITIES TO BE REGISTERED.

Furnish the information required by Item 202 of Regulation S-K (§229.202 of this chapter). If the class of securities to be registered will trade in the form of American Depositary Receipts, furnish Item 202(f) disclosure for such American Depositary Receipts as well.

The company is authorized by its Primary Bond the Certificate of Live Birth State of California 104-81-342084 to issue $300,000,000,000 of which $100,000,000,000 are Individual Surety bonds, international promissory notes, international bills of exchange, FRN's, ADR's/ADS's, treasury notes. Individual Surety Bonds, International Promissory Notes, International Bills of Exchange, Corporate Bonds, FRN's, ADR's/ADS's, treasury notes. The security consists of several bonds packaged together with one underwriting the other creating one packaged security. Each bond package will vary based on the obligation and will be packaged according to its structure. The various bonds are The Affidavit of Individual Surety, Bid Bond, Performance Bond, Payment Bond, Release of Lien on Real Property Bond, Release of Personal Property from Escrow Bond, Consent to Surety Bond, the Birth Certificate Bond (Primary Bond), Social Security Card Bond (fractionalized from Birth Certificate Bond), international promissory notes, bills of exchange, corporate bond, FRN's, ADR's/ADS's, treasury notes and any bonds not mentioned are not excluded for reasons of uncertainty of the obligation. The Birth Certificate is the primary bond for its value is unlimited and it was created for the benefit of the United States of America where legal title will remain, and equitable title stays with the company as collateral to KENNETH ALONZO

SAUNDERS III the individual surety to insure that the company pays their obligations to the public.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Furnish the information required by Item 702 of Regulation S-K (§229.702 of this chapter).

The company has granted an Indemnity Bond to KENNETH ALONZO SAUNDERS III and Kenneth Alonzo Saunders III our individual surety, for the amount of $300,000,000,000 units as security for the loaning of his real signature on our surety bonds for the payment of our obligations (debts) to the public. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act or Securities Act) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Furnish all financial statements required by Regulation S-X and the supplementary financial information required by Item 302 of Regulation S-K (§229.302 of this chapter). Smaller reporting companies may provide the financial information required by Article 8 of Regulation S-X in lieu of the information required by other parts of Regulation S-X.

No Data Available at This time.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Furnish the information required by Item 304 of Regulation S-K (§29.304 of this chapter).

The company and surety report no changes and or disagreements in regards to the lack of financial data in reference to the surety bonds.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) List separately all financial statements filed as part of the registration statement.

(b) Furnish the exhibits required by Item 601 of Regulation S-K (§229.601 of this chapter).

Financial Statements: None

Exhibit(s): None

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KENNETH ALONZO SAUNDERS III

(Registrant)

Date: 11/28/2019By:/s/ Saunders III, Kenneth Alonzo.

(Signature)*  Saunders III, Kenneth Alonzo

Authorized Signatory/principal.

*Print name and title of the signing officer under his signature.

GENERAL INSTRUCTIONS

A. Rule as to Use of Form 10.

Form 10 shall be used for registration pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 of classes of securities of issuers for which no other form is prescribed.

B. Application of General Rules and Regulations.

(a) The General Rules and Regulations under the Act contain certain general requirements which are applicable to registration on any form. These general requirements should be carefully read and observed in the preparation and filing of registration statements on this form.

(b) Particular attention is directed to Regulati on 12B [17 CFR 240.12b-1 - 240.12b-36] which contains general requirements regarding matters such as the kind and size of paper to be used, the legibility of the registration statement, the information to be given whenever the title of securities is required to be stated, and the filing of the registration statement. The definitions contained in Rule 12b-2 [17 CFR 240.12b-2] should be especially noted.

C. Preparation of Registration Statement.

(a) This form is not to be used as a blank form to be filled in, but only as a guide in the preparation of the registration statement on paper meeting the requirements of Rule 12b-12 [17 CFR 240.12b-12]. The registration statement shall contain the item numbers and captions, but the text of the items may be omitted. The answers to the items shall be prepared in the manner specified in Rule 12b-13 [17 CFR 240.12b-13].

(b) Unless otherwise stated, the information req ired shall be given as of a date reasonably close to the date of filing the registration statement.   (c) Attention is directed to Rule 12b-20 [17 CFR 240.12b-20] which states: "In addition to the information expressly required to be included in a statement or report, there shall be added such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading."

D. Signature and Filing of Registration Statement.

Three complete copies of the registration statement, including financial statements, exhibits and all other papers and documents filed as a part thereof, and five additional copies which need not include exhibits, shall be filed with the Commission. At least one complete copy of the registration statement, including financial statements, exhibits and all other papers and documents filed as a part thereof, shall be filed with each exchange on which any class of securities is to be registered. At least one complete copy of the registration statement filed with the Commission and one such copy filed with each exchange shall be manually signed. Copies not manually signed shall bear typed or printed signatures.

E. Omission of Information Regarding Foreign Subsidiaries.

Information required by any item or other requirement of this form with respect to any foreign subsidiary may be omitted to the extent that the required disclosure would be detrimental to the registrant. However, financial statements, otherwise required, shall not be omitted pursuant to this instruction. Where information is omitted pursuant to this instruction, a statement shall be made that such information has been omitted and the names of the subsidiaries involved shall be separately furnished to the Commission. The Commission may, in its discretion, call for justification that the required disclosure would be detrimental.

F. Incorporation by Reference.

Attention is directed to Rule 12b-23 [17 CFR 240.12b-23] which provides for the incorporation by reference of information contained in certain documents in answer or partial answer to any item of a registration statement.